Exhibit 99.1

PRESS RELEASE

Contact:	Sheryl Seyer
Investor Relations
877-777-6560

LA QUINTA® ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

RevPAR Increases 8% From Prior Year

Dallas, Texas (October 30, 2003) – La Quinta Corporation (NYSE: LQI) today announced financial results for the third quarter ended September 30, 2003.  La Quinta will hold a conference call today to discuss these results and its business.

The Company reported the following financial results.  A detailed schedule reconciling net loss to Adjusted EBITDA is included in the supplemental tables.

For the third quarter 2003, La Quinta reported:

•                  Revenues of $142 million, a 6% increase compared to 2002.

•                  Net loss of $9 million, or ($0.06) per share, versus net loss of $27 million, or ($0.19) per share, in 2002.

•                  RevPAR for total company owned hotels of $39.63, an 8% increase compared to 2002.

•                  Adjusted EBITDA of $49 million, a 16% increase compared to 2002.

“We are very pleased with our third quarter results,” said Francis W. (“Butch”) Cash, President and Chief Executive Officer.  “The emphasis we have placed on guest satisfaction and revenue improvement, coupled with expense management, has driven our strong RevPAR and Adjusted EBITDA performance.  Industry fundamentals are improving, as supply growth remains low amidst strengthening demand.”

Operating Results

La Quinta’s total company RevPAR increased 8% during the third quarter, with the improvement driven by increased occupancy.  In addition, La Quinta improved its performance relative to its local market competition.  For the quarter, in the Company’s top ten markets - Dallas/Ft. Worth, Houston, Denver, San Antonio, Austin, New Orleans, Atlanta, Orlando, Miami/Ft. Lauderdale and Phoenix - RevPAR of La Quinta’s direct competitors declined 1% while La Quinta’s RevPAR increased 3%.  RevPAR of La Quinta’s direct competitors in all markets increased 2% while La Quinta’s comparable RevPAR increased 7%.

“We have made substantial improvements in our RevPAR results,” said Mr. Cash.  “RevPAR growth during the quarter exceeded that of our local markets as well as the national averages.  Our customer satisfaction scores have continued to increase over the prior year.  The initiatives we have focused on this year are resulting in strong revenue improvements.  Third quarter 2003 revenues from electronic distribution increased 54% from third quarter 2002 and revenues from our frequent stayer program have now increased to approximately 30% of total revenues.”

During the third quarter, franchise rooms increased by 752 rooms (7 hotels).  As of September 30, 2003, La Quinta had nearly doubled the number of franchise rooms to 7,435 compared to September 30, 2002 and continues to anticipate having approximately 9,000 rooms open by the end of this year.

Financial Results

La Quinta reported a net loss of $9 million, or ($0.06) per share, for the third quarter of 2003 compared to a net loss of  $27 million, or ($0.19) per share, for the third quarter of 2002.  La Quinta intends to sell its non-strategic business, TeleMatrix, within the next 12 months.  As a result, the financial results for TeleMatrix and one hotel have been moved to discontinued operations.   In the third quarter of 2003, loss before discontinued operations was ($0.04) per share compared to loss before discontinued operations of ($0.13) per share in the third quarter of 2002.  The decrease in net loss was primarily due to revenue improvements driven by the Company’s initiatives and lower impairments taken on property, plant and equipment.  During the third quarter, La Quinta recorded $3 million of non-cash charges for impairments compared to $29 million for the third quarter of 2002.

Adjusted EBITDA for the third quarter was $49 million, a 16% increase compared to the third quarter of 2002 primarily as a result of revenue improvement.  “In addition to driving revenues, our Inn managers did an excellent job of leveraging our revenue growth by reducing cost per occupied room,” said Mr. Cash.

At September 30, 2003, La Quinta had total indebtedness of $895 million, cash of $119 million, and short-term investments of $117 million.  Included in total indebtedness is $150 million principal amount of 7.114% Notes issued by La Quinta as part of a 1997 financing.  The Notes are held by a trust, which has issued $150 million of Exercisable Put Option Securities (the “Securities”) that pass through payments on the Notes to Securities owners.  The Company currently owns $117 million of the Securities that are classified as short-term investments.  Historically, La Quinta has presented the 7.114% Notes net of the related Securities owned.  Beginning this quarter, the Company will present the related Securities owned separately from the Notes.  Net debt (total indebtedness less cash and short-term investments) at September 30, 2003 was $659 million compared to $679 million at June 30, 2003.

As part of La Quinta’s previously announced program to upgrade its lodging portfolio, La Quinta sold one hotel during the third quarter for gross proceeds of approximately $4 million.  As of September 30, 2003, the Company had assets with a net book value of approximately $21 million that it intends to sell.

“The results of our hard work and focused initiatives are reflected in our positive results,” said David L. Rea, Executive Vice President and Chief Financial Officer.  “We are encouraged by the improving industry fundamentals and believe the strategic decisions and investments we have made will continue to enhance La Quinta’s financial performance.”

Current Outlook

For the fourth quarter of 2003, La Quinta currently anticipates total company RevPAR to increase approximately 4% over the fourth quarter of 2002.  Adjusted EBITDA is currently anticipated to be approximately $25 million, reflecting seasonally low demand in the fourth quarter, and net loss per share is currently anticipated to be approximately ($0.12).  The Company continues to anticipate self-funding its 2003 capital expenditures of approximately $60 million.

For the year 2003, La Quinta currently anticipates total company RevPAR to be flat as compared to 2002 and Adjusted EBITDA to be approximately $148 million.  The Company has revised its 2003 RevPAR and Adjusted EBITDA expectations upward to reflect the strong third quarter performance.  The Company anticipates net loss per share to be approximately ($0.63).

La Quinta is in the early stages of budgeting for 2004.  Preliminary expectations for 2004 are for  3% to 4% RevPAR growth, continued growth in franchising, and modest increases in overhead costs.  Capital expenditures for 2004 are anticipated to be approximately $60 million, including $20 million for the redevelopment of our downtown San Antonio property.  The Company will provide further guidance regarding its 2004 outlook when reporting full year 2003 financial results.

Conference Call and Where You Can Find Additional Information

As previously announced, at 11:30AM (EST) on October 30, 2003, La Quinta will hold a conference call and audio webcast to discuss its financial results and business outlook.  During the conference call, La Quinta may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Simultaneous with the conference call, an audio webcast of the call will be available via a link on the La Quinta website, www.LQ.com, in the Investor Relations–Webcasts section.  The conference call can be accessed by dialing 800-257-1836 (International: 303-262-2194).  An access code is not required. A replay of the call will be available from 12:30 PM (EST) on October 30, 2003 through 11:59pm PM (EST) on November 7, 2003 by dialing 800-405-2236 (International: 303-590-3000) and entering the access code of 557524.  The replay will also be available in the Investor Relations-Webcasts section of the La Quinta website, www.LQ.com.

About La Quinta Corporation

Dallas based La Quinta Corporation (NYSE: LQI), a leading limited service lodging company, owns, operates or franchises over 350 La Quinta Inns and La Quinta Inn & Suites in 33 states.  Today’s news release, as well as other information about La Quinta, is available on the Internet at www.LQ.com.

Safe Harbor Statement

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements.  Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of certain events to differ materially from those projected in or contemplated by the forward-looking statements.  Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained.  Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives or otherwise) and profitability of our lodging business and franchising program; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta® brand; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of the general economic slowdown, including decreases in consumer confidence and business spending, which may continue to adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; our ability to continue to successfully sell assets; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Current Report on Form 8-K, event date October 20, 2003, filed with the Securities and Exchange Commission on October 21, 2003, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities.”  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Statement Concerning Non-GAAP Measurement Tools

La Quinta uses Adjusted EBITDA as a supplemental measure of the Company’s performance because we believe it gives the reader a more complete understanding of our financial condition and operating results. We use this metric to calculate various financial ratios and to measure our performance, and we believe some debt and equity investors also utilize this metric for similar purposes.  Adjusted EBITDA includes adjustments for non-cash income or expenses such as depreciation, amortization and other non-cash items.  Adjusted EBITDA is also adjusted for income taxes, interest expense and minority interest (which includes our preferred stock dividends of La Quinta Properties, Inc.), as well as certain cash income or expense that we believe otherwise distort the comparability of the measure.  Adjusted EBITDA is intended to show unleveraged, pre-tax operating results.  The impact of investing and financing transactions, as well as income taxes, should also be considered in evaluating overall results.  Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles (“GAAP”) and our calculation and use of this measure may differ from our competitors.  This non-GAAP measure should not be read in isolation or as a substitute for a measure of performance or liquidity prepared in accordance with GAAP.  A detailed schedule reconciling GAAP net loss to Adjusted EBITDA is included in the attached supplemental tables.

Supplemental Schedules
Financial Results	A
Other Expense (Income)	B
Supplemental Non-GAAP Financial Data	C
Other Supplemental Information	D
La Quinta Summary Lodging Statistics	E

La Quinta Corporation

Schedule A

Financial Results

(Unaudited)

Operating Data:	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2003	2002	2003	2002
Revenues
Lodging	$140,297	$132,682	$391,525	$400,204
Other	1,270	1,392	3,865	11,344
Total revenues	141,567	134,074	395,390	411,548

Expenses
Direct lodging operations	62,595	61,160	177,092	178,284
Other lodging expenses	18,259	18,629	54,163	52,885
General and administrative	11,914	12,289	41,011	36,228
Interest, net	16,203	14,348	46,954	51,510
Depreciation and amortization	32,699	29,241	96,686	91,033
Impairment of property, plant and equipment	3,218	29,187	69,808	29,187
Other expense (income)	461	(1,771)	7,594	(14,373)
Total expenses	145,349	163,083	493,308	424,754
Loss before minority interest, income taxes, cumulative effect of change in accounting principle and discontinued operations	(3,782)	(29,009)	(97,918)	(13,206)
Minority interest	(4,534)	(4,621)	(13,646)	(13,878)
Income tax benefit (expense)	1,920	15,159	41,353	(186,997)
Loss before discontinued operations and cumulative effect of change in accounting principle	(6,396)	(18,471)	(70,211)	(214,081)
Discontinued operations, net	(3,036)	(8,177)	(3,136)	(18,521)
Loss before cumulative effect of change in accounting principle	(9,432)	(26,648)	(73,347)	(232,602)
Cumulative effect of change in accounting principle	—	—	—	(248,358)
Net loss	$(9,432)	$(26,648)	$(73,347)	$(480,960)

Per Share Data:
Loss before discontinued operations and cumulative effect of change in accounting principle	$(0.04)	$(0.13)	$(0.49)	$(1.50)
Discontinued operations, net of tax	(0.02)	(0.06)	(0.02)	(0.13)
Cumulative effect of change in accounting principle	—	—	—	(1.73)
Net loss per share – basic and assuming dilution	$(0.06)	$(0.19)	$(0.51)	$(3.36)

Weighted average shares outstanding
Basic	143,225	143,325	143,116	143,151
Assuming dilution	143,225	143,325	143,116	143,151

Prior period results have been reclassified to conform to current period presentation.

Schedule B

Other Expense (Income)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2003	2002	2003	2002
Provision for loss on interest and other receivables	$—	$1,900	$—	$1,900
Loss (gain) on sale of assets and related costs	34	(3,939)	30	(10,461)
Loss on early extinguishments of debt	—	558	6,202	1,029
Gain on settlement	—	29	—	(5,442)
Other (1)	427	(319)	1,362	(1,399)
Total other expense (income)	$461	$(1,771)	$7,594	$(14,373)

(1)          For the three months ended September 30, 2003, other consists primarily of an accrual of lease termination expense, a gain on settlement related to a split dollar life insurance policy and an adjustment of employee retirement plan liability related to on going settlement of obligations under the terminated plan. Additionally, the nine months ended September 30, 2003 included an adjustment of actuarial assumptions on deferred compensation agreement and changes in net cash surrender values of key man life policies in the healthcare business.

La Quinta Corporation

Schedule C

Supplemental Non-GAAP Financial Data

(Unaudited)

Adjusted EBITDA Reconciliation	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2003	2002	2003	2002
Net loss (per GAAP)	$(9,432)	$(26,648)	$(73,347)	$(480,960)
Add:
Depreciation and amortization	32,699	29,241	96,686	91,033
Impairment of property, plant and equipment	3,218	29,187	69,808	29,187
Minority interest	4,534	4,621	13,646	13,878
Income tax (benefit) expense (1)	(1,920)	(15,159)	(41,353)	186,997
Cumulative effect of change in accounting principle (2)	—	—	—	248,358
Interest, net	16,203	14,348	46,954	51,510
Other expense (income) (3)	461	(1,771)	7,594	(14,373)
Discontinued operations, net (4)	3,036	8,177	3,136	18,521
Adjusted EBITDA (Non-GAAP)	$48,799	$41,996	$123,124	$144,151

(1)          Income tax expense for the nine months ended September 30, 2002 was $186,997 including net deferred tax expense of $196,520 associated with a non-recurring charge recorded in January 2002 to establish the net deferred tax liability of La Quinta as a result of our legal restructure.

(2)          In January 2002, we adopted the requirements of SFAS 142 and as a result recorded a charge to earnings of approximately $248,358 to reflect an adjustment to goodwill.

(3)          See attached Schedule B for details.

(4)          The Companies have decided to sell one company-owned hotel and TeleMatrix, a non-strategic business.  As a result, the separately identifiable results of operations have been reported as discontinued operations for all periods presented, net of tax.

Adjusted EBITDA Reconciliation (Current 2003 Outlook)

(In millions)

	Three Months Ended December 31, 2003	Full Year 2003
Net loss (per GAAP)	$(17)	$(90)
Add:
Depreciation and amortization	30	127
Impairment of property, plant and equipment	—	70
Minority interest	5	18
Income tax benefit	(10)	(51)
Interest, net	16	63
Other expense and discontinued operations	1	11
Adjusted EBITDA (Non-GAAP)	$25	$148

La Quinta Corporation

Schedule D

Other Supplemental Information

(Unaudited)

Capital Expenditures	Three months ended September 30,		Nine months ended September 30,
(In millions)	2003	2002	2003	2002

Capital expenditures	$9	$23	$41	$81

Selected Balance Sheet Data
(In millions)

	September 30, 2003	December 31, 2002
		(Audited)
Property, plant and equipment, net	$2,166	$2,302
Cash and cash equivalents (A)	119	9
Investment in securities (B) (1)	117	56
Total assets	2,621	2,604
Total indebtedness (C)	895	721
Total liabilities	1,174	1,084
Minority interest (D)	206	206

Total shareholders’ equity (E)	1,241	1,313
Net debt to total capitalization Equal to (C-B-A)/(E+D+C-B-A)	31%	30%

(1)          7.114% Exercisable Put Option Securities (the “Securities”) owned by the Company were previously presented as an offset to the $150 million principal amount of the related 7.114% Notes issued by the Company.  The Company has reclassified the Securities as an asset for all periods presented.

Debt Maturity Schedule

(In millions)

Year	At September 30, 2003
2003	$0
2004 (1)	169
2005	116
2006	20
2007	210
2008 and thereafter	380
Total debt	895
Less: Cash	119
Less: Investment in securities	117
Net debt	$659

(1)          The maturity schedule assumes the $150 million of 7.114% Notes due in 2011 are repaid by the Company at the option of the current holder or due to the Company exercising its call rights.

La Quinta Corporation

Schedule E

Lodging Statistics

(Unaudited)

	Three months ended September 30, 2003			Three months ended September 30, 2002			Change
	Occu- pancy	Average Rate	RevPAR	Occu- pancy	Average Rate	RevPAR	Occu- pancy	Average Rate	RevPAR

Comparable Hotels (1),(3)	69.1%	$57.63	$39.84	61.5%	$60.75	$37.34	7.6 pts	(5.1)%	6.7%
Company Owned (1)
Inns	69.0%	$55.12	$38.04	61.2%	$57.67	$35.31	7.8 pts	(4.4)%	7.7%
Inns & Suites	68.9%	$63.73	$43.91	60.6%	$67.76	$41.03	8.3 pts	(5.9)%	7.0%
Total	69.0%	$57.45	$39.63	61.1%	$60.22	$36.77	7.9 pts	(4.6)%	7.8%

	Nine months ended September 30, 2003			Nine months ended September 30, 2002			Change
	Occu- pancy	Average Rate	RevPAR	Occu- pancy	Average Rate	RevPAR	Occu- pancy	Average Rate	RevPAR

Comparable Hotels (1),(2)	62.4%	$59.87	$37.39	62.4%	$60.89	$38.01	0.0 pts	(1.7)%	(1.6)%
Company Owned (1)
Inns	61.8%	$56.57	$34.95	61.3%	$57.07	$34.97	0.5 pts	(0.9)%	(0.1)%
Inns & Suites	63.3%	$67.53	$42.71	63.3%	$69.49	$43.96	0.0 pts	(2.8)%	(2.8)%
Total	62.2%	$59.56	$37.03	61.8%	$60.30	$37.25	0.4 pts	(1.2)%	(0.6)%

Hotel and Room Count Data

	September 30, 2003		September 30, 2002
	Number of Hotels	Number of Rooms	Number of Hotels	Number of Rooms
Comparable Hotels (2)	274	35,760	274	35,840
Company-Owned	280	36,535	287	37,478
Franchised Hotels	82	7,435	50	3,915
Total	362	43,970	337	41,393

(1)          Excludes franchised hotels, hotels held for sale and discontinued operations.

(2)          Comparable hotels for the nine months ended September 30, 2003 and 2002 excludes two hotels that were undergoing redevelopment at the beginning of 2002 and three hotels classified as held for sale as well as one hotel included in discontinued operations, representing 775 rooms in aggregate.

(3)          Comparable hotels for the quarter ended September 30, 2003 and 2002 includes two more hotels than the year-to-date as a result of their reopening in the first quarter 2002.

###